Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS THIRD QUARTER 2017 RESULTS

DEERFIELD, Ill., October 25, 2017 – Essendant Inc. (NASDAQ: ESND), a leading national wholesale distributor of workplace items, today announced financial results for the third quarter ended September 30, 2017.  Key results for third quarter 2017 were as follows:

Third Quarter 2017 Summary

•	Revenue declined 5.5% to $1.3 billion, compared to $1.4 billion in the prior year quarter.
•

GAAP loss per share in the quarter was $(2.23) compared to diluted earnings per share of $0.99 in the prior year quarter. GAAP net loss was $(81.9) million in the quarter, including a goodwill impairment of $(79.5) million, after-tax, and $(265.4) million in the first nine months of 2017.

•

Adjusted diluted earnings per share(1) of $0.03 in the quarter decreased compared to $0.57 in the prior year quarter. Adjusted net income(1) was $1.2 million in the quarter and $20.7 million in the first nine months of 2017.

•	Free cash flow(1) was $68.4 million in the quarter and $180.5 million in the first nine months of 2017.

“Challenging industry dynamics and sales declines persisted, particularly in our national accounts channel,” said Ric Phillips, President and Chief Executive Officer of Essendant.  “This year’s sales declines were largely unanticipated and outpaced our ability to reduce costs.  Accordingly, I have worked with our leadership team and our Board to identify and launch the key strategic drivers that will improve our performance: improving efficiency across our distribution network and aligning our cost base, driving sales performance in key growth channels, and developing supplier partnerships that leverage our network and capabilities.  We will act with urgency to execute against these priorities and reset our cost structure.  We are targeting annualized cost savings in excess of $50 million by 2020.  We have launched efforts to achieve these savings and will continue to refine this savings target and provide updates as we develop our detailed plans.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports Third Quarter 2017 Results

Third Quarter Performance

•

Net sales decreased 5.5% compared to the prior year quarter, driven by reduced sales in JanSan, traditional office products and technology categories, partly offset by growth in industrial products and cut-sheet paper products categories. Net sales by product category were:

•	JanSan Products: revenues of $342.9 million, a decrease of $(35.5) million or 8.0%, primarily driven by declines in the national retail channel.
•	Technology Products: revenues of $320.7 million, a decrease of $(26.4) million or 6.1%, as a result of declines in the national retail channel.
•	Traditional Office Products: revenues of $202.7 million, a decrease of $(26.7) million or 10.2%, due to sales declines in the national retail channel and the independent dealer channel.
•	Industrial Products: revenues of $143.4 million, an increase of $3.1 million or 3.8%, due to growth initiatives and energy market recovery.
•	Cut-sheet Paper Products: revenues of $110.3 million, an increase of $0.6 million or 2.2%, primarily driven by growth in sales to internet retailers.
•	Automotive Products: revenues of $75.7 million, a decrease of $(2.9) million or 2.2%, driven by timing of promotional activities.
•	Office Furniture: revenues of $72.1 million, a decrease of $(10.1) million or 10.9%, primarily driven by declines in the independent dealer and national retailer channel.
•

Gross profit was $172.0 million, a decline of $(26.9) million versus the prior year quarter. The decline was primarily the result of lower sales volume and lower supplier allowances driven by inventory purchase mix.

•

Operating expenses were $254.9 million, an increase from $138.5 million in the prior year quarter as a result of goodwill impairment of $86.3 million and transformational expenses of $6.1 million and prior year gains on the sale of a facility of $20.5 million creating an unfavorable comparison. Adjusted operating expenses were $162.6 million, an increase of $4.0 million from the prior year quarter. The increase includes higher variable incentive compensation expense in the third quarter of 2017, versus a reduction in the variable incentive compensation expense in the third quarter of 2016.

•

Income tax benefit was $7.1 million in the third quarter of 2017, compared to income tax expense of $17.1 million in the prior year quarter due to pretax loss in the current quarter primarily driven by the goodwill impairment. Income tax expense on adjusted net income was $2.1 million, compared to $12.8 million in the prior year quarter.

•	GAAP loss per share was $(2.23) compared to diluted earnings per share of $0.99 in the prior year quarter. Adjusted diluted earnings per share(1) were $0.03 compared to $0.57 in the quarter last year.
•

Free cash flow totaled $68.4 million in the quarter, primarily reflecting lower inventory balances. Free cash flow drove a reduction in long-term debt of $51.8 million during the quarter to $453.2 million as of September 30, 2017.

Outlook for 2017

•	Full year 2017 net sales are expected to be down 6.0% to 7.5% from the prior year.
•	The range of 2017 sales decline is expected to continue to affect fourth quarter adjusted diluted earnings per share(1).
•	Free cash flow(1) for 2017 is expected to be in excess of $100 million for the full year 2017.

In a separate release today, the Company announced that the Board of Directors elected Mr. Phillips President and Chief Executive Officer of Essendant.  Mr. Phillips had served as Interim President and Chief Executive Officer since June 2017.

Essendant Reports Third Quarter 2017 Results

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, October 26, 2017, at 7:30 a.m. CDT, to discuss third quarter 2017 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10108864.”  To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q3 2017 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.  Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: Essendant's reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; Essendant's reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; Essendant's reliance on supplier allowances and promotional incentives; Essendant’s exposure to the credit risk of its customers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-tailers and product manufacturers who sell directly to Essendant's customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; Essendant may experience financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s transformation program and possible disruption of business operations and relationships with customers and suppliers; Essendant's ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant's ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant's business; Essendant's ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the availability of financing sources to meet Essendant's business needs; Essendant's success in effectively identifying, consummating and integrating acquisitions; and unexpected events that could disrupt business operations, increasing costs and decreasing revenues.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant's results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake any obligation to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this news release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Essendant Reports Third Quarter 2017 Results

Company Overview

Essendant Inc. is a leading national wholesale distributor of workplace items, with 2016 net sales of $5.4 billion. The company sells a broad assortment of over 190,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. The Company’s network of 70 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Third Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of (Loss) Income

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$1,308,979	$1,407,504	$3,839,018	$4,114,323
Cost of goods sold	1,137,025	1,208,650	3,303,832	3,519,564
Gross profit	171,954	198,854	535,186	594,759
Operating expenses:
Warehousing, marketing and administrative expenses	168,526	138,107	503,243	463,410
Impairment of goodwill	86,339	-	285,166	-
Defined benefit plan settlement loss	-	419	-	12,163
Operating (loss) income	(82,911)	60,328	(253,223)	119,186
Interest expense, net	6,116	6,484	19,154	18,058
(Loss) income before income taxes	(89,027)	53,844	(272,377)	101,128
Income tax (benefit) expense	(7,089)	17,102	(6,943)	34,923
Net (loss) income	$(81,938)	$36,742	$(265,434)	$66,205
Net (loss) income per share - basic:	$(2.23)	$1.00	$(7.23)	$1.81
Average number of common shares outstanding - basic	36,750	36,578	36,692	36,560
Net (loss) income per share - diluted:	$(2.23)	$0.99	$(7.23)	$1.79
Average number of common shares outstanding - diluted	36,750	36,938	36,692	36,896
Dividends declared per share	$0.14	$0.14	$0.42	$0.42

Essendant Reports Third Quarter 2017 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)	(Audited)
	As of September 30,	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$29,085	$21,329
Accounts receivable, less allowance for doubtful accounts of $17,167 in 2017 and $18,196 in 2016	689,169	678,184
Inventories	753,592	876,837
Other current assets	39,282	32,100
Total current assets	1,511,128	1,608,450
Property, plant and equipment, net	130,328	128,251
Intangible assets, net	75,938	83,690
Goodwill	13,164	297,906
Other long-term assets	46,930	45,209
Total assets	$1,777,488	$2,163,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$545,125	$484,602
Accrued liabilities	189,532	197,804
Current maturities of long-term debt	6,084	28
Total current liabilities	740,741	682,434
Deferred income taxes	1,326	6,378
Long-term debt	453,173	608,941
Other long-term liabilities	72,370	84,647
Total liabilities	1,267,610	1,382,400
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2017 and 2016	7,444	7,444
Additional paid-in capital	411,996	409,805
Treasury stock, at cost – 36,819,759 shares in 2017 and 36,951,522 shares in 2016	(1,093,993)	(1,096,744)
Retained earnings	1,226,065	1,507,057
Accumulated other comprehensive loss	(41,634)	(46,456)
Total stockholders’ equity	509,878	781,106
Total liabilities and stockholders’ equity	$1,777,488	$2,163,506

Essendant Reports Third Quarter 2017 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended
	September 30,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) income	$(265,434)	$66,205
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,567	34,199
Share-based compensation	6,115	6,903
Gain on the disposition of property, plant and equipment	(906)	(21,027)
Amortization of capitalized financing costs	1,065	502
Excess tax cost related to share-based compensation	-	960
Deferred income taxes	(15,887)	(6,970)
Impairment of goodwill	285,166	-
Change in contingent consideration	(4,457)	-
Pension settlement charge	-	12,163
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(10,611)	(35,457)
Decrease in inventory	123,870	73,735
Increase in other assets	(1,664)	(35,221)
Increase in accounts payable	60,706	8,902
Increase in accrued liabilities	2,349	13,659
Decrease in other liabilities	(7,886)	(12,585)
Net cash provided by operating activities	204,993	105,968
Cash Flows From Investing Activities:
Capital expenditures	(24,509)	(28,167)
Proceeds from the disposition of property, plant and equipment	46	33,890
Net cash (used in) provided by investing activities	(24,463)	5,723
Cash Flows From Financing Activities:
Net repayment under revolving credit facility	(19,122)	(96,640)
Borrowings under Term Loan	77,600	-
Repayments under Term Loan	(3,036)	-
Net repayments under Securitization Program	(200,000)	-
Net (disbursements) proceeds from share-based compensation arrangements	(1,273)	621
Acquisition of treasury stock, at cost	-	(6,839)
Payment of cash dividends	(15,518)	(15,355)
Excess tax cost related to share-based compensation	-	(960)
Payment of debt issuance costs	(6,317)	(86)
Contingent consideration	(5,543)	-
Net cash used in financing activities	(173,209)	(119,259)
Effect of exchange rate changes on cash and cash equivalents	435	232
Net change in cash and cash equivalents	7,756	(7,336)
Cash and cash equivalents, beginning of period	21,329	29,983
Cash and cash equivalents, end of period	$29,085	$22,647
Other Cash Flow Information:
Income tax payments, net	$23,165	$27,821
Interest paid	19,187	19,607

Essendant Reports Third Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three and nine months ended September 30, 2017 and 2016 (in thousands, except per share data). These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2015 to improve our operational utilization, labor spend, inventory performance and functional alignment of the organization. This included workforce reductions and facility consolidations with a beneficial impact of $1.2 million and $1.0 million in the three and nine months ended September 30, 2016, respectively.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

The Company recognized a $20.5 million gain on the sale of its City of Industry facility in the third quarter of 2016.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

In the third quarter of 2016, the Company recorded a $1.2 million charge related to the severance of two operating leaders which were not part of a restructuring program.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

In the nine months ended September 30, 2017, the Company recorded two charges related to the impairment of goodwill.  In the third quarter, a $86.3 million impairment charge was the result of sales and earnings declines, and sustained market capitalization declines. In the nine months ended September 30, 2017, the Company recognized charges of $285.2 million, which include charges from the first and third quarters.

•

Other actions.  Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business. These include charges related to litigation matters totaling $9.0 million for the nine months ended September 30, 2017, transformational expenses totaling $6.1 million and $14.5 million, respectively, for the three and nine months ended September 30, 2017 and a gain of $0.2 million reflecting receipt of payment on notes receivable reserved in 2015 in the three months ended September 30, 2017. In the three and nine months ended September 30, 2016, other actions included settlement charges of $0.4 million and $12.2 million, respectively, related to a defined benefit plan settlement, as well as the tax impact of dividends from a foreign subsidiary of $1.7 million.

Essendant Reports Third Quarter 2017 Results

Adjusted operating expenses and adjusted operating income. Adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net income and diluted earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The adjusted diluted EPS guidance excludes expenses of $(2.25) and $(7.76) per share in the three and nine months ended September 30, 2017, respectively, related to goodwill impairment, litigation charges, transformational expenses and the receipt of payment on notes receivable reserved in 2015. Actual amounts for these expenses appear in the non-GAAP table included later in this section. For the remainder of the year, the factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as future restructuring charges, gain or loss on future sales of assets or businesses, cash flow impacts of acquisitions, and other actions.

Essendant Reports Third Quarter 2017 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,
	2017	2016

Operating expenses	$254,865	$138,526
Impairment of goodwill	(86,339)	-
Transformational expenses	(6,099)	-
Payment on notes receivable	150	-
Defined benefit plan settlement charge	-	(419)
Gain on sale of City of Industry facility	-	20,541
Severance costs for operating leadership	-	(1,245)
Restructuring charges reversal	-	1,210
Adjusted operating expenses	$162,577	$158,613

Operating (loss) income	$(82,911)	$60,328
Operating expense adjustments noted above	92,288	(20,087)
Adjusted operating income	$9,377	$40,241

Net (loss) income	$(81,938)	$36,742
Operating expense adjustments noted above	92,288	(20,087)
Income tax (benefit) expense	(7,089)	17,102
Non-GAAP tax provision on adjustments
Impairment of goodwill	(6,798)	-
Transformational expenses	(2,409)	-
Payment on notes receivable	59	-
Defined benefit plan settlement charge	-	(158)
Gain on sale of City of Industry facility	-	2,789
Severance costs for operating leadership	-	(469)
Restructuring charges reversal	-	456
Dividend from a foreign subsidiary	-	1,666
Income tax expense on adjusted net income	2,059	12,818
Adjusted net income	$1,202	$20,939

Diluted (loss) earnings per share (1)	$(2.22)	$0.99
Operating expense adjustments noted above	2.51	(0.54)
Non-GAAP tax provision on adjustments	(0.26)	0.12
Adjusted diluted earnings per share	$0.03	$0.57

Net (loss) income	$(81,938)	$36,742
(Benefit of) provision for income taxes	(7,089)	17,102
Interest expense, net	6,116	6,484
Depreciation and amortization	11,033	11,263
Equity compensation expense	2,077	1,214
Operating expense adjustments noted above	92,288	(20,087)
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$22,487	$52,718

Net cash provided by operating activities	$79,182	$121,952
Net cash (used in) provided by investing activities	(10,786)	22,280
Free cash flow	$68,396	$144,232

(1)

Diluted earnings per share for the three months ended September 30, 2017 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share here does not reflect this adjustment.

Essendant Reports Third Quarter 2017 Results

	For the Nine Months Ended September 30,
	2017	2016

Operating expenses	$788,409	$475,573
Impairment of goodwill	(285,166)	-
Litigation reserve	(9,000)	-
Transformational expenses	(14,493)	-
Payment on notes receivable	150	-
Defined benefit plan settlement charge	-	(12,163)
Gain on sale of City of Industry facility	-	20,541
Severance costs for operating leadership	-	(1,245)
Restructuring charges reversal	-	956
Adjusted operating expenses	$479,900	$483,662

Operating (loss) income	$(253,223)	$119,186
Operating expense adjustments noted above	308,509	(8,089)
Adjusted operating income	$55,286	$111,097

Net (loss) income	$(265,434)	$66,205
Operating expense adjustments noted above	308,509	(8,089)
Income tax (benefit) expense	(6,943)	34,923
Non-GAAP tax provision on adjustments
Impairment of goodwill	(13,356)	-
Litigation reserve	(3,488)	-
Transformational expenses	(5,612)	-
Payment on notes receivable	59	-
Defined benefit plan settlement charge	-	(4,574)
Gain on sale of City of Industry facility	-	2,789
Severance costs for operating leadership	-	(469)
Restructuring charges reversal	-	357
Dividend from a foreign subsidiary	-	1,666
Income tax expense on adjusted net income	15,454	35,154
Adjusted net income	$20,678	$57,885

Diluted (loss) earnings per share (1)	$(7.20)	$1.79
Operating expense adjustments noted above	8.37	(0.22)
Non-GAAP tax provision on adjustments	(0.61)	-
Adjusted diluted earnings per share	$0.56	$1.57

Net (loss) income	$(265,434)	$66,205
(Benefit of) provision for income taxes	(6,943)	34,923
Interest expense, net	19,154	18,058
Depreciation and amortization	32,567	34,199
Equity compensation expense	6,115	6,903
Operating expense adjustments noted above	308,509	(8,089)
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$93,968	$152,199

Net cash provided by operating activities	$204,993	$105,968
Net cash (used in) provided by investing activities	(24,463)	5,723
Free cash flow	$180,530	$111,691

(1)

Diluted earnings per share for the nine months ended September 30, 2017 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share here does not reflect this adjustment.